Exhibit 23.2

May 6, 2008

Board of Directors
China Energy Recovery, Inc.
7F, De Yang Garden
No. 267 Qu Yang Road
Hongkou District, Shanghai
Shanghai, China 200081
Telephone: +86 (0)21 5556-0020

Ladies and Gentlemen:

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement on Form S-1 of China Energy Recovery, Inc. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP